THE TAIWAN FUND, INC. REVIEW
January 2008

HSBC Investment (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) dropped by 10.84% in U.S. dollar terms in January. Foreign investors and local institutions net sold NT$ 34.4billion and NT $4.5 billion, respectively, while proprietary traders net bought NT $2.3 billion. In terms of sector performance, the tourism and the financial sectors outperformed, rising by 17.3% and 6.4% month-over-month (“MoM”), respectively. The plastic and the technology sectors underperformed, dropping 21.6% and 16.9% MoM, respectively. On the economic front, in December, Taiwan’s consumer price index rose 3.3% year-over-year (“YoY”), a smaller increase than the 4.8% increase that occurred in November. Exports surged 19.8% YoY to US$23.5 billion and the seasonally-adjusted unemployment rate rose 0.02 percentage points to 3.95%.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 1.33% in January. Overweight positions in the retail sector and underweight positions in the petrochemical sector contributed positively to the Fund’s performance. Underweight positions in the banking sector and overweight positions in the PCB substrate sector negatively contributed to the Fund’s performance.
Investment Strategy:
The TAIEX was quite volatile in January, as shares advanced following the landslide legislative election win of the opposition party, the KMT. The expectation of less political uncertainty at home and improved cross-straits relations boosted investor confidence. However, the TAIEX rally was short-lived, brought down by a global stock market crash, and exacerbated by a particularly enfeebled Chinese stock market as a result of macroeconomic controls and freak winter snowstorms. Taiwan’s tech sector remains under pressure given the high correlation with US economic performance and downward earnings revisions by local securities houses. There are still some uncertainties surrounding the demand situation, inventory control and strong economic growth in emerging markets. HSBC Investment (Taiwan) Limited (the “Adviser”) believes that the key for 2008 market performance and growth prospects depends on the election outcome in March, as well as global growth prospects.
In terms of sector allocation, the Fund has a slightly over weight position in technology, with a focus on bottom up earnings growth and market share gain stories. The Fund has an under-weight position in cyclicals, and the Adviser has increased the Fund’s position in telecom as a defensive holding in the volatile environment. The Fund holds a more neutral position in the financial sector.

Total Fund Sector Allocation

	% of	% of
As of 01/31/08	Total Fund	TAIEX
Computer Service and Software	0.0	0.00
Electronic Components	7.7	3.09
Electronics	2.7	1.45
IC Design	5.5	2.94
Memory IC	2.7	2.06
PC & Peripherals	12.1	15.61
Semiconductor Manufacturing	7.2	11.78
Telecommunication	9.5	9.11
TFT-LCD	6.5	6.19
Cement	0.0	1.54
Foods	2.6	1.14
Plastics	1.5	7.21
Textiles	3.8	1.97
Electric & Machinery	0.0	0.90
Elec. Appliance & Cable	0.0	0.50
Chemicals	0.0	1.34
Glass & Ceramics	2.1	0.35
Paper & Pulp	1.3	0.31
Steel & Iron	3.2	3.81
Rubber	0.0	0.80
Automobile	0.5	0.85
Construction	3.4	1.75
Transportation	1.1	2.59
Tourism	0.4	0.29
Finance	13.2	15.63
Wholesale & Retail	2.3	1.02
Others	0.0	5.50
Athletic Footware	1.7	0.00
Petroleum Services	2.4	0.00
Biotech	0.0	0.27
Securities	0.0	0.00
Total	93.4	100.00
Cash	6.6

Technology	53.9	52.23
Non-Technology	26.3	32.14
Financial	13.2	15.63

Total Net Assets: US $311.18 Million

Top 10 Holdings of Total Fund Portfolio

As of 01/31/08	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co. Ltd	5.71

Chunghwa Telecom Co. Ltd.	4.20

Hon Hai Precision Industry Co. Ltd.	4.06

Au Optronics Corp.	3.88

High Tech Computer Corp.	3.41

Cathay Financial Holding Co. Ltd.	3.29

China Steel Corp.	3.19

Asustek Computer Inc.	2.91

Inotera Memories, Inc.	2.66

MediaTek Inc.	2.54

Total	35.85

NAV: US$16.75 Price: US$15.21 Discount: -9.19% No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan	TSE	TAIEX Total
	Fund, Inc.	Index(b)	Return Index(d)
One Month	-12.03%	-10.84%	-10.84%
Fiscal Year to Date (c)	-15.80%	16.35%	-13.98%
One Year	4.39%	0.00%	3.46%
Three Years	12.42%	7.39%	11.56%
Five years	12.35%	10.07%	13.83%
Ten Years	1.63%	-0.27%	N/A
Since Inception	10.09%	10.36%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 12/31/07	As of 01/31/08
TAIEX	8506.28	7521.13
% change in NTD terms	-0.93	-11.58
% change in USD terms	-1.46	-10.84
NTD Daily avg. trading volume (In Billions)	105.97	141.11
USD Daily avg. trading volume (In Billions)	3.27	4.39
NTD Market Capitalization (In Billions)	20916.62	20124.68
USD Market Capitalization (In Billions)	644.89	625.67
FX Rate: (NT$/US$)	32.4345	32.1650

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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